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                                                                    EXHIBIT 99.1

Monday March 8, 8:46 am Eastern Time

Company Press Release

Cypress Bioscience Announces Partnership With
Fresenius AG

Definitive Licensing and Distribution Agreement for the Prosorba
Column Includes Equity Investment and Profit Sharing

SAN DIEGO--(BW HealthWire)--March 8, 1999--Cypress Bioscience Inc. (Nasdaq:CYPB
- news) announced today that it has signed definitive agreements covering its partnership with Fresenius AG of Bad Homburg, Germany and its United States (U.S.) subsidiary Fresenius Hemotechnology Inc. (FHI) of Concord, Calif.

The agreement provides Fresenius with an exclusive license to distribute the Prosorba(R) column, a treatment for rheumatoidarthritis (RA), in the U.S., Europe and Latin America and, subject to certain conditions, Japan and select Asian countries. The partnership is intended to accelerate commercialization of the Prosorba column into the rheumatology market, and to broaden the availability of Prosorba column treatments. Financial terms include an upfront equity investment by Fresenius, license payments of up to $54 million based on sales, and a line of credit extended to Cypress to support the product launch and manufacturing scale-up.

The Prosorba column is currently being reviewed by the US Food and Drug Administration (FDA) as a treatment for moderate to severe RA. In October 1998, an FDA Advisory Panel recommended approval by a vote of 10 to 1 for this expanded indication. The column received FDA approval in 1987 for treatment of Idiopathic Thrombocytopenic Purpura (ITP), an immune-mediated bleeding disorder, and has been sold for this indication for over 11 years.

"As one of the world's leading health care companies, Fresenius AG is uniquely positioned to help Cypress successfully launch the Prosorba column into the RA market. Fresenius' rare combination of expertise on both the product and the service side of apheresis should facilitate better access to Prosorba column therapy, and improve cost effectiveness," said Jay D. Kranzler, M.D., Ph.D., chairman and chief executive officer of Cypress.

The Prosorba column is used in conjunction with an apheresis procedure, wherein blood is drawn from a vein in the patient's arm and passed through an apheresis machine that separates the blood cells from the plasma, the liquid portion of the blood. The plasma then passes through the Prosorba column, which removes antibodies, products of the immune system. Thereafter, the plasma is returned, along with the cells, to the patient through a vein in the other arm.

The partnership, which is contingent upon FDA approval of the Prosorba column for RA and certain
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other conditions, calls for joint efforts by Cypress Bioscience and Fresenius AG to commercialize the product. Cypress will take the lead role in ongoing research, clinical, and regulatory activities in the U.S., while also assuming responsibility for the sales and marketing efforts directed at rheumatologists. Fresenius will serve as exclusive distributor for the product in the territory, participating in co-marketing activities in the US, and leading international development and registration efforts. In addition, Fresenius will design "Prosorba-friendly" instruments and disposables and work to make the treatment more readily available at apheresis centers and other suitable locations, including dialysis clinics operated by Fresenius Medical Care AG (FMC), a majority-owned Fresenius company.

Joint Commercialization

In the U.S. market, Cypress and FHI, will work together to support the launch of the Prosorba column into the RA market. Cypress has significantly expanded the size of its sales force who will detail the 3900 practicing rheumatologists in the U.S.

Pending FDA approval and labeling, the product will be positioned as a non-drug alternative for patients who remain in need of therapeutic options, despite having been treated with multiple therapies. Based on the current therapeutic apheresis treatment practices in the U.S., Prosorba column candidates will most likely be treated in hospital or community blood banks or apheresis centers. FHI, a leading provider of apheresis equipment and disposables, will handle the sales, marketing, distribution and technical support associated with Prosorba column treatment at these sites.

"We are looking forward to offering our customers this novel product, and to broaden the potential clinical applications of therapeutic apheresis," commented Dale Richardson, president and chief operating officer of FHI.

Additional Contributions by Fresenius

Fresenius AG has additionally committed to leverage its international presence, expertise in instrument design, and its position of leadership in the dialysis market to facilitate Prosorba column therapy. The company will lead the efforts in clinical development, product registration and marketing in all of the international territories, and intends to begin the European registration process shortly.

Fresenius will also adapt a therapeutic apheresis instrument already under development to simplify the process of Prosorba column therapy. Anticipated launch for the instrument is 1999 in Europe and 2000 in the U.S. Prosorba column related disposables will also be developed, both for the existing Fresenius apheresis instrument, the AS104 Cell Separator, as well as for the new therapeutic apheresis machine referred to above.

Additionally, Fresenius AG will work with FMC to increase the availability of Prosorba column treatment. FMC is a leading provider of dialysis services in the world, with 770 dialysis sites in the US alone. Currently, FMC has contracts with more than 500 hospitals to offer acute services, including apheresis treatments. FMC has agreed to expand its service capabilities to include the Prosorba column once the product receives FDA approval for RA.

"The Cypress partnership is a strategic one for Fresenius, in that it offers an opportunity to realize benefits and synergies across multiple divisions and businesses in which we participate. We are confident that our engineering, product development, international expertise and our customer base will be a successful combination with Cypress' rheumatology focus," said Rainer Baule, president and COO, Corporate Sector Intensive Care & Hemotechnology, Fresenius AG.

Terms of the Transaction

The terms of the agreement with Fresenius specify joint efforts to introduce and market the Prosorba column in the US, with Fresenius having exclusive distribution rights and responsibility for clinical trials and registration overseas. The agreement includes a 50/50 profit split in countries other than the US. The profit sharing is 50/50 in the U.S. until Prosorba column revenue reaches a pre-determined sales
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threshold, after which time Cypress will receive 60% of the profits and
Fresenius will receive 40%. Other considerations to Cypress include an upfront equity investment by Fresenius of $1.5 million, as well as additional license payments of up to $54 million based on sales.

Fresenius AG will also work with Cypress to apply its expertise in manufacturing scale-up to the Prosorba column. Cypress has granted Fresenius the option to purchase the Prosorba column manufacturing facility and inventory, located in Redmond, Wa., until the end of 2000. Associated with this purchase option, Fresenius has extended a line of credit to Cypress. If the purchase option were exercised, the sale price of the assets would be offset by the line of credit. This line of credit is intended to provide Cypress with the working capital required to fund its share of the market launch, and to begin the scale-up process. It is anticipated that approximately $7 million will be available to Cypress in 1999 under this line of credit.

About Cypress Bioscience Inc.

Cypress Bioscience Inc. develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. In addition to Cypress' lead product, the Prosorba column, the company is developing Cyplex(TM) (Infusible Platelet Membranes), which is positioned to become an alternative to traditional platelet infusions.

About Fresenius AG

Fresenius AG is a leading health care company with products and services for dialysis, the hospital and the outpatient medical care of patients. In the first nine months of 1998 Fresenius generated sales of DM 6.365 billion (U.S. $3.54 billion) and a net income of DM 202 million (U.S. $112.5 million). On Sept. 30, 1998, the Fresenius Group had approximately 36,500 employees.

About Fresenius Hemotechnology Inc.

Fresenius Hemotechnology Inc. is a U.S. subsidiary of Fresenius AG that focuses on cell separators, autotransfusion devices, blood filters and products for blood banks and hospitals including progenitor cell enrichment devices.

Except for historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that the company will not receive FDA approval of the Prosorba column for RA; the risk of delay in the formal product launch of the Prosorba column and the related Fresenius instruments; the risk that the Fresenius collaboration will not be finalized; the risk that the Prosorba column will not be successfully marketed for use as a treatment for RA; the risk that less than $7MM will be available to the company under the Fresenius line of credit; as well as other risks detailed from time to time in the company's SEC reports, including its report on Form 10-K for the year ended Dec. 31, 1997.

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Contact:

  Cypress Bioscience Inc.
  Jay D. Kranzler, 619/452-2323 (CEO)
  Carl Bobkoski, 619/452-2323 (President & COO)
  Manda Hall, 619/452-2323 (IR Administrator)
    or
  Robinson Lerer & Montgomery
  James Ankner, 212/484-7697 (Investor Relations)
  Lena Kim, 212/484-6706 (Media Relations)